Exhibit 15.3

Futu Holdings Limited

11/F, Bangkok Bank Building

No. 18 Bonham Strand W

Sheung Wan

Hong Kong S.A.R.,

People’s Republic of China

18 March 2022

Dear Sir or Madam

Re: Futu Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Futu Holdings Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”), which will be filed with the SEC in the month of March 2022.

We consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (File No. 333-233721) filed on 12 September 2019 and the Registration Statement on Form F-3 (File No. 333-248076) filed on 17 August 2020 of the summary of our opinion under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP